EXHIBIT 99.1




           TRITON ENERGY CLOSES OFFERING OF $300 MILLION SENIOR NOTES;
                 CALLS 8 3/4% SENIOR NOTES DUE 2002 FOR REDEMPTION

DALLAS, TEXAS - October 5, 2000 - Triton Energy Limited (NYSE: OIL) announces that it has sold $300 million of 8 7/8% senior notes due 2007 in an offering within the United States to qualified institutional investors and outside the United States to non-U.S. investors.

The  notes  have a seven-year term and are noncallable for the first four years.

"We will use the proceeds to refinance our $200 million 8 3/4% senior notes due 2002, as well as for capital expenditures and other general corporate purposes," said W. Greg Dunlevy, Triton Senior Vice President and Chief Financial Officer. "The funding will support our active exploration, development and production programs in offshore Equatorial Guinea and elsewhere in the world."

The securities were not registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation to buy any of these securities.

$200  MILLION  8 3/4%  SENIOR  NOTES  DUE  2002  REFINANCED

In addition, Triton Energy announces that it has called for redemption all of the outstanding 8 3/4 % senior notes due 2002 at the redemption price, including accrued interest, of $1,038.40 per $1,000 principal amount of notes. The redemption date is November 3, 2000.


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Investor Contact:  Crystal C. Bell, Director, Investor Relations and
                   Corporate Communications
                   Triton Energy
                   (214) 691-5200

Media Contact:     Mark Semer
                   Kekst and Company
                   (212) 521-4802